DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Mechanics Bancorp (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock. The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which we have filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein, provisions of Washington law applicable to the Company, and federal laws governing bank holding companies.

Authorized Capital

Our authorized capital shares consist of 1,900,000,000 shares of common stock, no par value per share (“Common Stock”), and 120,000 shares of preferred stock (“Preferred Stock”), issuable in series, at a par value per share determined by our Board of Directors at the time of authorization of such series of preferred stock. Our authorized Common Stock is divided into two classes: (i) 1,897,500,000 shares designated as Class A Common Stock, no par value (“Class A Common Stock”), and (ii) 2,500,000 shares designated as Class B Common Stock, no par value (“Class B Common Stock”). All issued and outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote for each share of Class A Common Stock and Class B Common Stock held of record voting as a single class on all matters submitted to a vote of shareholders (including the election of directors), unless otherwise required by law or our articles of incorporation. Our articles of incorporation provide that if an amendment to our articles of incorporation would adversely affect the rights, preferences or powers of the Class B Common Stock, such amendment is required to be approved by the affirmative vote of a majority of all of the votes entitled to be cast by holders of the shares of Class B Common Stock, voting as a separate voting group, other than in connection with certain merger, consolidation or similar transactions. Our articles of incorporation further provide that the holders of each outstanding class or series of shares of the Company (other than as may be fixed or determined with respect to any series of preferred stock) shall not be entitled to vote as a separate voting group (i) on any amendment to the articles of incorporation with respect to which such class or series would otherwise be entitled under 23B.10.040(1)(a) of the Washington Business Corporation Act (the “WBCA”) to vote as a separate voting group (or WBCA 23B.10.040(1)(e) or (f) with respect to the creation of, or amendment of rights with respect to, preferred stock) if a vote would be required, or (ii) on any plan of merger, share exchange or any other corporate action with respect to which such class or series would otherwise be entitled under WBCA 23B.11A.041(1)(a)(i) or (b) to vote as a separate voting group.

At any meeting of shareholders at which a quorum exists, for all matters other than the election of directors, action on such matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or by our articles of incorporation.

Holders of Common Stock are not entitled to cumulative voting rights for the election of directors. Our bylaws provide that directors shall be elected by the affirmative vote of the majority of votes cast (not counting any abstentions) at an annual meeting of shareholders in an uncontested election and that in a contested election, directors shall be elected by a plurality of the votes cast. An election is considered “contested”, and thus held under a plurality standard whereby the nominee who receives the most affirmative votes is elected as director, if there are shareholder nominees for election to director included on the ballot pursuant to the Company’s advance notice provision who are not withdrawn by the advance notice deadline set forth in the bylaws.

Dividends

Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. Subject to any preferential rights of any then outstanding preferred stock and to the requirements of Washington law and any order applicable to us, holders of our Common Stock are entitled to receive the holder’s proportionate share of any such dividends that may be declared by the Board of Directors, provided that in the event of such a dividend or distribution of cash or property (other than property that is Class B Common Stock), each share of Class B Common Stock shall be treated, solely for purposes of calculating the economic rights of such share and without there being any actual conversion of shares, as if each such share were converted, as of the record date of such dividend or distribution, into a number of shares of Class A Common Stock equal to the Deemed Conversion Ratio (defined below). We are also subject to various regulatory restrictions relating to the payment of dividends.

In addition, no dividend or distribution shall be declared on the Class B Common Stock that is payable in shares of Class A Common Stock, and no dividend or distribution shall be declared on the Class A Common Stock that is payable in shares of Class B Common Stock, but instead, in the case of a stock dividend or distribution that is declared on the common stock, such dividend or distribution shall be received in like stock (or in such other form as the Board of Directors of the corporation may determine in accordance with applicable law), with record holders of Class A Common Stock receiving Class A Common Stock, and record holders of Class B Common Stock receiving a number of shares of Class B Common Stock equal to the inverse of the Deemed Conversion Ratio for each share of Class A Common Stock issued by dividend or distribution to record holders of Class A Common Stock. The “Deemed Conversion Ratio” is ten (10) shares of Class A Common Stock per share of Class B Common Stock (and the inverse of the Deemed Conversion Ratio shall be one-tenth (1/10)), in each case as adjusted, if appropriate, for any stock split, subdivision or combination in accordance with the articles of incorporation.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in any distribution of our assets remaining after the payment of liabilities and any preferential rights to holders of our then outstanding preferred stock, if any, provided that, in the event of such event, each share of Class B Common Stock will be treated, solely for purposes of calculating the economic rights of such share and without there being any actual conversion of shares, as if each such share were converted into a number of shares of Class A Common Stock equal to the Deemed Conversion Ratio.

Other Rights and Preferences

In the event of a merger or consolidation (other than any merger or consolidation in which the Class A Common Stock and Class B Common Stock are treated equally except that each receives securities that mirror the rights and other attributes applicable to each under our articles of incorporation other than in an immaterial respect) in which the Class A Common Stock is converted into shares, other securities, interests, obligations, rights to acquire shares, other securities or interests, cash, other property, or any combination of the foregoing, each share of Class B Common Stock shall be treated, solely for purposes of calculating the economic rights of such share and without there being any actual conversion of shares, as if each such share were converted into a number of shares of Class A Common Stock equal to the Deemed Conversion Ratio immediately prior to the merger or consolidation.

Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. In addition, subject to limitations prescribed by law and by our articles of incorporation, our Board of Directors, without shareholder approval, could authorize the issuance of preferred stock with voting, liquidation, dividend, conversion and other rights that could be superior to the voting and other rights of the holders of our Common Stock or that could make it more difficult for another company to effect certain business combinations with us.

Conversion Rights

The Class A Common Stock is not convertible. The Class B Common Stock will convert into Class A Common Stock in connection with a transfer of Class B Common Stock to a person that is not an affiliate (as defined in the Bank Holding Company Act of 1956, as amended) of such holder (i) in a widely dispersed public offering, (ii) in a transfer to the Company, (iii) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A Common Stock and/or Class B Common Stock in an amount that, after the conversion of such Class B Common Stock, represents two percent (2%) or more of a class of the Company’s voting securities; or (iv) where such transferee would control a majority of the Company’s voting securities notwithstanding such transfer. Other than in connection with such transfers, the Class B Common Stock is not convertible. The Company will reserve and keep available out of its authorized but unissued shares of Class A Common Stock the number of shares sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Restrictions on Ownership and Transfer

Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire "control" of a bank holding company. An acquisition of control can occur upon the acquisition of 10.0% or more of the voting stock of a bank holding company or as otherwise defined by the Federal Reserve. Under the Change in Bank Control Act, the Federal Reserve has 60 days from the filing of a complete notice to act (the 60-day period may be extended), taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition. Control can also exist if an individual or company has, or exercises, directly or indirectly or by acting in concert with others, a controlling influence over the Bank. Washington law also imposes certain limitations on the ability of persons and entities to acquire control of banking institutions and their parent companies.

Exclusive Forum

Our bylaws provide that unless we consent to the selection of an alternative forum, the Superior Court of King County in the State of Washington (or if such court lacks jurisdiction, the United States District Court for the Eastern District of Washington, or if such court lacks jurisdiction, the state courts of the State of Washington) will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our shareholders, (c) any action asserting a claim arising pursuant to any provision of the laws of the State of Washington or our articles of incorporation or our bylaws, and (d) any action asserting a claim governed by the internal affairs doctrine.

Material Anti-Takeover Effects of Certain Provisions of the Articles of Incorporation, Bylaws and Washington Law

Our articles of incorporation and the WBCA include provisions that could discourage, delay or prevent a change in control or an unsolicited acquisition proposal that our shareholders may consider favorable, including a proposal that could result in the payment of a premium over the market price of our Class A Common Stock. Certain of these provisions are summarized below.

Amendment of our Articles of Incorporation and Approval of Certain Business Combinations

Our articles of incorporation provide that (i) certain business combinations may, under certain circumstances and (ii) amendments to the articles of incorporation will, require the approval of a majority of the outstanding Class A Common Stock and Class B Common Stock entitled to vote on such combination or amendment, voting as a single class or group, unless a separate class or group vote is required by applicable law, in which case the approval of a majority of all the votes entitled be cast by such voting group on such matter is required. The articles of incorporation also provide that if an amendment would adversely affect the rights, preferences or powers of the Class B Common Stock, including in connection with a merger, consolidation or similar transaction, it is required to be approved by the affirmative vote of a majority of all of the votes entitled to be cast by holders of the shares of Class B Common Stock, voting as a separate voting group (other than in connection with a merger, consolidation or similar transaction where (i) the Class A Common Stock and Class B Common Stock are treated equally, except that each receives securities that mirror the rights and other attributes applicable to such class, other than in an immaterial respect, or (ii) the Class A Common Stock is converted into shares, other securities, interests, obligations, rights to acquire shares, other securities or interests, cash, other property, or any combination of the foregoing, and each share of Class B Common Stock is treated for purposes of calculating the economic rights of such share as if each such share were converted into a number of shares of Class A Common Stock equal to the Deemed Conversion Ratio, immediately prior to the merger or consolidation or similar transaction, where holders of Class B Common Stock have no right to vote as a group).

Blank Check Preferred Stock
Our articles of incorporation authorizes 120,000 undesignated shares of Preferred Stock and permits our Board of Directors, without further action by our shareholders, to issues shares of preferred stock in one or more series and to determine the designations and powers, preferences and relative participating, option or other rights, and the qualifications, limitations and restrictions, of any such series. The existence of authorized but unissued preferred stock, and the Board’s ability to issue preferred stock with such rights and preferences, could impede an attempt to obtain control of our Company, including by diluting the voting power of our common stockholders or otherwise increasing the cost of acquiring control. Furthermore, shares of Preferred Stock, if any are issued, may have other rights, including economic rights, senior to Class A Common Stock, and, as a result, the issuance thereof could depress the market price of our Class A Common Stock.

No Cumulative Voting

The WBCA provides that shareholders have the right to cumulative voting in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation and bylaws do not provide shareholders with cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing shareholders holding a minority of our shares of Common Stock from obtaining representation on our Board of Directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our shareholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

Increase in the Number of Directors

Our bylaws, which are incorporated into our articles of incorporation, provide that the size of the Board of Directors is determined by the Board of Directors from time to time. Any newly created directorships resulting from an increase in the number of directors, and any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors constitute less than a quorum of the Board of Directors. An increase in the number of directors could have the effect of discouraging a takeover by limiting the ability of a shareholder (or group of shareholders) to change the majority composition of our Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws contain an advance notice procedure for shareholder proposals to be brought before any meeting of shareholders, including proposed nominations of persons for election to our Board of Directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of the annual meeting or brought before the meeting by or at the direction of the Board of Directors or by a shareholder who (i) was a shareholder of record on the record date for the meeting, (ii) is entitled to vote at the meeting, and (iii) has delivered to our corporate secretary timely written notice, in proper form, of the shareholder’s intention to bring that business or to nominate candidates for election to the board prior to the date of the annual meeting. These provisions may have the effect of precluding the conduct of certain business at a meeting, including the nomination of candidates for election to the Board in opposition to nominees of the Board of Directors, if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Special Meetings of Shareholders

Our bylaws provide that special meetings of shareholders may be called only by the (1) Board of Directors, (2) the Chairman of the Board of Directors, (3) the President, or (4) the Secretary upon the request of the holders of shares entitled to cast not less than 10% of the votes at that meeting and in compliance with the requirements in the bylaws. This limited ability to call a special meeting of shareholders may have an anti-takeover effect because a potential acquirer may be impeded from calling a special meeting of shareholders to consider removing directors or to consider an acquisition offer.

Bylaw Amendments
Our Bylaws provide that the Board of Directors may amend our bylaws without shareholder approval, except to the extent such power is reserved to the shareholders by law, or unless the shareholders, in amending, or repealing a particular bylaw, provide expressly that the Board of Directors may not amend or repeal that bylaw.

Anti-Takeover Effects of Washington Law

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Chapter 23B.19 of the WBCA prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10.0% or more of our voting securities) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, (1) a merger or consolidation with an acquiring person, (2) a sale, lease, pledge or other disposition or encumbrance to or with an acquiring person or an affiliate or associate of an acquiring person of our assets or the assets of a subsidiary of ours having a market value or earning power or net income above a specified threshold, (3) termination of 5% or more of our employees in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of our shares, and (4) otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder of loans, advances, guarantees, pledges, or other financial assistance or tax credits or other tax advantages provided by or through us. Exceptions to this statutory prohibition include (1) a significant business transaction that is approved by both a majority of the members of our Board of Directors and by not less than two-thirds of the shares entitled to vote (not counting shares as to which the acquiring person has beneficial ownership or voting control) at a shareholders meeting, at or subsequent to the acquiring person’s first becoming an acquiring person, (2) a significant business transaction or share acquisition that is approved by a majority of the members of our Board of Directors prior to the acquiring person first becoming an acquiring person, and (3) with respect to a merger, share exchange, consolidation entered into with the acquiring person or a liquidation or dissolution, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. After the five-year period, certain “significant business transactions” must comply with the “fair price” provisions of the statute or must be approved by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, other than those of which the acquiring person has beneficial ownership or voting control. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Listing

Our Class A Common Stock is traded on NASDAQ Global Stock Market under the trading symbol “MCHB.”

Transfer Agent

The transfer agent and registrar for our Class A Common Stock is Broadridge Corporate Issuer Solutions, Inc.

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